SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

             The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

   Name:

        The Hennessy Funds, Inc.

   Address of Principal Business Office (No. & Street, City, State, Zip
   Code):

        The Courtyard Square
        750 Grant Avenue, Suite 100
        Novato, California  94945

   Telephone Number (including area code):

        (415) 899-1555

   Name and Address of Agent for Service of Process:

        Neil J. Hennessy
        The Hennessy Management Co., L.P.
        The Courtyard Square
        750 Grant Avenue, Suite 100
        Novato, California  94945

   Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

             Yes  [X]                      No   [_]

             Pursuant to the requirements of the Investment Company Act of 1940, the registrant has cause this notification of registration to be duly signed on its behalf in the City of Novato and State of California on the 15th day of January, 1996.

                                      THE HENNESSY FUNDS, INC.
                                      (Name of Registrant)

   Attest:   /s/ Teresa M. Nilsen        By:  /s/ Neil J. Hennessy
             Teresa M. Nilsen                 Neil J. Hennessy
             Secretary                        President